Exhibit 99.1

FOR MORE INFORMATION CONTACT:

Peter S. Roddy                                          Carney Duntsch (Media)
Vice President & Chief Financial Officer                Burns McClellan
Pain Therapeutics, Inc.                                 212-213-0006
proddy@paintrials.com
650-825-3330

             PAIN THERAPEUTICS' FIRST QUARTER 2006 FINANCIAL RESULTS
                    REFLECT OPERATING AND FINANCIAL STRENGTH

SOUTH SAN FRANCISCO, Calif. - May 4, 2006 - Pain Therapeutics, Inc. (Nasdaq:
PTIE), a biopharmaceutical company, reported first quarter 2006 financial results today. Net income for the quarter ended March 31, 2006 was $0.9 million, or $0.02 per share, compared to a net loss of $8.6 million, or $0.20 per share in the first quarter of 2005.

Cash, cash equivalents and marketable securities were $209.8 million at March 31, 2006.

"We are pleased to report solid operating and financial performance for the first quarter of 2006, with an increasing contribution from our alliance with King Pharmaceuticals, Inc., solid control over our expenses, an on-track clinical campaign with Remoxy(TM), significant regulatory progress with Oxytrex(TM) and good prospects of filing at least one additional IND this year for an undisclosed abuse-resistant drug candidate," said Remi Barbier, president and chief executive officer.

"We are reconfirming our 2006 financial guidance," said Peter S. Roddy, V.P. & Chief Financial Officer. "We continue to expect our net cash requirements for the full year 2006 will be approximately $15 million, plus or minus 10%."

                                     -more-

                   PIPELINE OF MEDICINES CONTINUES TO ADVANCE

"The first quarter of 2006 marked a strong start of an important year for Pain Therapeutics' pipeline," said Nadav Friedmann, PhD, MD., Chief Operating & Clinical Officer.

During the quarter we commenced a pivotal Phase III program with Remoxy, an abuse-resistant form of twice-daily oxycodone. The Remoxy trial benefits from a Special Protocol Assessment from the FDA. We believe the clinical program that was negotiated with the FDA provides a clear path for product approval. About 20 clinical sites across the U.S. are now initiated for the Remoxy study. In March, we had positive discussions with the FDA regarding a pivotal Phase III program for Oxytrex, a novel opioid painkiller with minimal physical dependence. We plan to advance Oxytrex into a pivotal Phase III program by year-end 2006. Then in April, we announced that we now manufacture a naltrexone dose of 0.0001 mg per tablet. This represents a 10-fold lower dose of naltrexone. We think this remarkable technical achievement may hold favorable clinical or regulatory advantages, such as a more direct comparison of Oxytrex to oxycodone.

                       FIRST-QUARTER FINANCIAL HIGHLIGHTS

o In December 2005, we entered into a definitive strategic alliance with King Pharmaceuticals, Inc. ('King') to develop Remoxy and three other abuse-resistant opioid painkillers. Collaboration revenue of $8.8 million reflects reimbursement from King of our collaboration expenses incurred during the first quarter of 2006.

o King gave us an upfront payment of $150 million cash in December 2005. For accounting purposes, each quarter through mid-2011 we plan to recognize a portion of this cash payment as 'Program fee revenue'. We recognized Program fee revenue of $6.6 million this quarter.

o On January 1, 2006 we adopted Statement No. 123(R), Share-Based Payment, or FAS 123R, as required by the Financial Accounting Standards Board. In adopting FAS 123R, we began to recognize non-cash equity related expenses in our financial statements.

o Research and development expenses increased to $12.9 million from $8.1 million in the first quarter of 2005. The increase was primarily related to Remoxy, including the initiation of a pivotal Phase III study, and development activities related to other abuse-resistant opioid drug candidates.

o General and administrative expenses increased to $2.0 million from $1.0 million in the first quarter of 2005. This increase was primarily due to recognition of non-cash equity related expenses following the adoption of FAS 123R.

o We have a provision for income taxes of $1.7 million. This amount consists of the first quarter portion of currently estimated alternative minimum tax of $2.6 million for the full year 2006. This provision for income taxes will fluctuate between quarters during 2006.

                                     -more-

CONFERENCE CALL AND WEBCAST INFORMATION
---------------------------------------

Pain Therapeutics will host a conference call today at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss this announcement. To participate in the conference call, please dial 866-578-5801 (within the U.S.) or 617-213-8058 (outside the U.S.) fifteen minutes prior to the start of the call. The call reference number is 37288731. A playback of the conference call will also be available. To access the playback, please dial 888-286-8010 (within the U.S.) or 617-801-6888 (outside the U.S.) and enter reservation number 72207618. A webcast of the conference call will be available online at www.paintrials.com.

ABOUT PAIN THERAPEUTICS, INC.
-----------------------------

We are a biopharmaceutical company that develops novel drugs. We have two investigational painkillers, Remoxy and Oxytrex, in Phase III clinical programs. Both drug candidates target different segments of the multi-billion dollar market to treat severe chronic pain, such as persistent low-back pain or pain due to advanced stages of osteoarthritis. We own all commercial rights to Oxytrex.

OUR ALLIANCE WITH KING PHARMACEUTICALS, INC.
--------------------------------------------

In December 2005, we closed a strategic alliance with King Pharmaceuticals for Remoxy and three other abuse-resistant opioid painkillers. King paid us $150 million in cash as an up-front payment. King is also obligated to pay us up to $150 million in cash based on the successful achievement of certain clinical or regulatory milestones for Remoxy and three other abuse-resistant opioid painkillers. King funds all development expenses and is obligated to pay us a 20% royalty on net sales of drugs, except as to the first $1 billion in cumulative net sales, for which the royalty is set at 15%. In exchange, King received worldwide commercial rights to Remoxy and three other abuse-resistant drugs developed under the alliance.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, the potential benefits of the Company's drug candidates, the Company's expected cash requirements and provision for taxes in 2006, and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company's intellectual property or trade secrets, the Company's ability to obtain additional financing if necessary and unanticipated research and development and other costs. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

                            -Financial Tables Follow-
                                     -more-

                             PAIN THERAPEUTICS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                                                 Three Months Ended
                                                                      March 31,
                                                             ---------------------------
                                                                 2006           2005
                                                             ------------   ------------
Revenue:
  Program fee revenue                                        $      6,550   $          -
  Collaboration revenue                                             8,776              -
                                                             ------------   ------------
    Total revenue                                                  15,326              -
Operating expenses (1):
  Research and development                                         12,854          8,122
  General and administrative                                        1,970          1,038
                                                             ------------   ------------
     Total operating expenses                                      14,824          9,160
                                                             ------------   ------------
Operating income (loss)                                               502         (9,160)
Other income:
  Interest income                                                   2,088            571
                                                             ------------   ------------
Income (loss) before provision for income taxes                     2,590         (8,589)

Provision for income taxes                                          1,713              -
                                                             ------------   ------------
Net income (loss)                                            $        877   $     (8,589)
                                                             ------------   ------------
Earnings per share
  Basic                                                      $       0.02   $      (0.20)
                                                             ============   ============
  Diluted                                                    $       0.02   $      (0.20)
                                                             ============   ============
Weighted-average shares used to compute earnings per share
  Basic                                                            43,995         43,664
                                                             ============   ============
  Diluted                                                          45,505         43,664
                                                             ============   ============

(1) Included in research and development and general and administrative expenses are non-cash equity related expenses of $957 thousand and $728 thousand, respectively, totaling $1,685 thousand for the three months ended March 31, 2006. The non-cash equity related expense was immaterial for the three months ended March 31, 2005.

                                     -more-

                             PAIN THERAPEUTICS, INC.
                            CONDENSED BALANCE SHEETS
                                 (in thousands)

                                                              March 31,      December 31,
                                                                 2006          2005(2)
                                                             ------------    ------------
                                                             (Unaudited)
ASSETS
Current assets:
  Cash, cash equivalents and marketable securities           $    209,788    $    212,652
  Collaboration revenue receivable                                  4,234             889
  Prepaid expenses                                                    125             623
                                                             ------------    ------------
    Total current assets                                          214,147         214,164
Property and equipment, net                                         1,556           1,556
Other assets                                                           75              75
                                                             ------------    ------------
   Total assets                                              $    215,778    $    215,795
                                                             ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                           $        820    $        998
  Accrued development expense                                       6,318           4,461
  Deferred program fee revenue - current portion                   26,200          26,200
  Accrued compensation and benefits                                   775             501
  Other accrued liabilities                                         1,847             187
                                                             ------------    ------------
    Total current liabilities                                      35,960          32,347
Non-current liabilities:
   Deferred program fee revenue - non-current portion             113,538         120,088
                                                             ------------    ------------
      Total liabilities                                           149,498         152,435
                                                             ------------    ------------
Stockholders' equity:
  Common stock                                                         44              44
  Additional paid-in-capital                                      208,868         206,489
  Accumulated other comprehensive loss                               (815)           (479)
  Accumulated deficit                                            (141,817)       (142,694)
                                                             ------------    ------------
    Total stockholders' equity                                     66,280          63,360
                                                             ------------    ------------
    Total liabilities and stockholders' equity               $    215,778    $    215,795
                                                             ============    ============

(2)  Derived from audited financial statements

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